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Briony Quinn
Chief Financial Officer
(240) 744-1196

Irene Chiao
Investor Relations
(240) 641-6903

FOR IMMEDIATE RELEASE
DIAMONDROCK HOSPITALITY APPOINTS STEPHANIE LEPORI TO BOARD OF DIRECTORS

BETHESDA, Maryland, January 15, 2025 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that its Board of Directors (the “Board”) increased the size of the Board from eight to nine members and appointed Stephanie Lepori to the Board, effective January 15, 2025.

Ms. Lepori currently serves as Chief Administrative and Accounting Officer at Caesars Entertainment, Inc. (“Caesars”) where she has responsibility for accounting, shared services, SEC and other external reporting, payroll, budgeting, insurance placement and captive management, and Caesars’ internal collaboration between internal audit, compliance, and risk departments. She also oversees all functions of human resources, including labor relations, benefits, and compensation. In previous roles, she has had oversight of information technology. Since joining Caesars, formerly Eldorado Resorts, in 1995, Ms. Lepori’s leadership and financial management skills have played a significant role in numerous large-scale financing transactions and the execution of growth initiatives, including the acquisitions of other hospitality and gaming companies and platforms. In addition to these large-scale transactions, she has played an integral role in numerous smaller single and multi-asset divestitures and purchases. Before joining Caesars, Ms. Lepori started her career with Arthur Andersen LLP in Las Vegas.

“We are very pleased to have Stephanie join our Board. With nearly three decades of experience in the hospitality and gaming industries, she brings a wealth of expertise in financial management, strategic growth, and operational leadership to the Board,” stated Jeffrey J. Donnelly, Chief Executive Officer of the Company.

Beyond her professional achievements, Ms. Lepori is passionate about community work and has served on several non-profit boards. She currently serves as a Community Board Member for the Truckee Meadows Boys and Girls Club and will serve as a Pacific Trustee for the Boys and Girls Club of America in 2025. Ms. Lepori also serves on the Board of Directors for Renown Health in Reno, NV, where she will chair the Audit and Compliance Committee in 2025.

Ms. Lepori earned a Bachelor of Science Degree in Accounting and Magna Cum Laude and Phi Beta Kappa honors from the University of Southern California and is a Certified Public Accountant.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 37 premium quality hotels and resorts with over 10,000 rooms. The Company has strategically positioned its portfolio to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company's website at www.drhc.com.

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